EXHIBIT 3.6



                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF DESIGNATIONS,
                           PREFERENCES AND RIGHTS OF
                            SERIES D PREFERRED STOCK

                                       OF

                                CARECENTRIC, INC.

The undersigned, John R. Festa, President and Chief Executive Officer of CareCentric, Inc. (formerly known as Simione Central Holdings, Inc.) (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Code"), does hereby certify:

          1. The name of the corporation is CareCentric, Inc., (formerly Simione Central Holdings, Inc.)

          2. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation and Section 151(g) of the Code, the Board of Directors adopted on May 9, 2000 a resolution setting forth the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the shares of the Series D Preferred Stock (the "Resolution") and the Corporation caused a Certificate of Designations, Preferences and Rights of Series D Preferred Stock containing the Resolution to be signed and filed.

          3. The Board of Directors adopted on April 15, 2002 the following resolutions regarding the amendment of the Resolution (the "First Amendment"):

"RESOLVED, that the Corporation's Certificate of Incorporation shall be amended such that Section F. 1. of the Designations, Preferences and Rights of Series D Preferred Stock shall be and hereby are amended as follows:

         "Section F. 1., shall be and hereby are amended by deleting the phrase "Original Purchase Price" in the first sentence of that Section and substituting therein the phrase "Original Issuance Price", and by deleting the words "two dollars and fifty-one cents ($2.51)" in the second sentence of that Section and inserting therein the words "one dollar ($1.00)".

                  "RESOLVED, that the Board of Directors recommends that the holders of Series D Preferred Stock approve such amendment."

          4. The Certificate of Designations, Preferences and Rights of Series D Preferred Stock of the Corporation is hereby amended as described above in part 3 of this Certificate.

          5. The amendment herein certified has been duly adopted by the Board of Directors of the Corporation in accordance with Sections 141 and 242 of the Code.

          6. On July 1, 2002, John E. Reed, the holder of 100% of the outstanding shares of Series D preferred Stock executed a written consent approving the amendment to the Certificate of Designations, Preferences and Rights of Series D Preferred Stock as set forth in part 3 above.


         IN WITNESS WHEREOF, the Corporation has cause this Certificate to be signed by its President and Chief Executive Officer, and such authorized officer hereby declares, under penalty of perjury under the laws of the State of Delaware, that he signed this Certificate in the official capacity set forth beneath his signature and that the statements set forth in this Certificate are true and correct to his own knowledge this 1st day of July, 2002.


                                         /s/ John R. Festa
                                         -------------------------------------
                                         John R. Festa
                                         President and Chief Executive Officer










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